Exhibit (e) (7)
                        DISTRIBUTION AGREEMENT SUPPLEMENT

              (Bogle Investment Management Small Cap Growth Fund -
                                   Class NNN)

         This supplemental agreement is entered into this __th day of _______, 1999, by and between THE RBB FUND, INC. (the "Fund") and PROVIDENT DISTRIBUTORS, INC. (the "Distributor").

         The Fund is a corporation organized under the laws of the State of Maryland and is an open-end management investment company. The Fund and the Distributor have entered into a Distribution Agreement, dated as of May 29, 1998 (as from time to time amended and supplemented, the "Distribution Agreement"), pursuant to which the Distributor has undertaken to act as distributor for the Fund, as more fully set forth therein. Certain capitalized terms used without definition in this Distribution Agreement Supplement have the meaning specified in the Distribution Agreement.

         The Fund agrees with the Distributor as follows:

         1. ADOPTION OF DISTRIBUTION AGREEMENT. The Distribution Agreement is hereby adopted for the Bogle Investment Management Small Cap Growth Fund (Class NNN -- Institutional Class) of the Fund. This class shall constitute a "Class" as referred to in the Distribution Agreement and its shares shall be "Class Shares" as referred to therein.

         2. PAYMENT OF FEES. For all services to be rendered, facilities furnished and expenses paid or assumed by the Distributor as provided in the Distribution Agreement and herein, the Fund shall pay the Distributor no compensation.

         3. COUNTERPARTS. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned have entered into this Agreement, intending to be legally bound hereby, as of the date and year first above written.

THE RBB FUND, INC.                  PROVIDENT DISTRIBUTORS, INC.

By:_______________________          By:____________________________
   President and Treasurer          Title:  Chief Executive Officer